EXHIBIT 99.1

Celanese Corporation Places $600 Million of Senior Unsecured Notes

DALLAS, September 15, 2010 --- Celanese Corporation (NYSE: CE) (the “Company”) today announced that its wholly-owned subsidiary, Celanese US Holdings LLC (the “Issuer”), has placed an offering of $600 million in aggregate principal amount of senior unsecured notes due October 15, 2018 (the “Notes”) in a private placement conducted pursuant to Rule 144A under the Securities Act of 1933, as amended.  The Notes will be senior unsecured obligations of the Issuer and will bear an interest rate of 6⅝% percent per annum, payable semi-annually on April 15 and October 15, with the first interest payment date falling on April 15, 2011.  The Notes were priced at 100% percent of par.  The net proceeds of the offering will be used for general corporate purposes, including the repayment of outstanding indebtedness under Company’s senior secured credit facility and the payment of related fees and expenses.  The sale of the Notes is expected to close on Sep. 24, 2010.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the offered Notes, nor shall there be any sales of Notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.  Offers of the Notes will be made only by means of a private offering memorandum. The Notes have not been registered under the Securities Act of 1933, as amended, or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Contact:

Investor Relations
Andy Green
Phone: +1 972 443 4965
Telefax: +1 972 443 8519
Andy.Green@celanese.com

Forward-Looking Statements
This release may contain “forward-looking statements,” which include information concerning the company’s plans, objectives, goals, strategies, future revenues or performance, capital expenditures, financing needs and other information that is not historical information. When used in this release, the words “will,” “intends,” “expects,” “outlook,” “forecast,” “estimates,” “anticipates,” “projects,” “plans,” “believes,” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements are based upon current expectations and beliefs and various assumptions. There can be no assurance that the company will realize these expectations or that these beliefs will prove correct. The company’s ability to successfully complete the transactions referred to in this press release is subject to numerous factors and contingencies, many of which are beyond the company’s control.  These include local and national economic, credit and capital market conditions, including prevailing interest rates; legal and regulatory developments, including changes to tax rates, applicable securities regulations or accounting standards; and geopolitical conditions, including the occurrence of acts of war or terrorist incidents or natural disasters.  Any of these factors or others not named herein could cause the company to abandon the referenced transactions or cause the company’s actual results to differ materially from those expressed as forward-looking statements.  In addition, other risk factors that could cause actual results to differ materially from the forward-looking statements contained in this release include those that are discussed in the company’s filings with the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date on which it is made, and the company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.